U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2005

UCN, INC.
(Exact name of registrant as specified in its charter)

0-26917
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 8406
(Address of principal executive offices)

(801) 320-3300
(Registrant’s telephone number)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 2.01       Entry into a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In a report on Form 8-K dated May 1, 2005 filed with the Securities and Exchange Commission, UCN, Inc., reported that effective on that date it entered into the Asset Purchase Agreement with:

Telephone Electronics Corporation, a Mississippi corporation (“TEC”),
Transtel Communications, Inc., a Delaware corporation and subsidiary of TEC,
Tel-America of Salt Lake City, Inc., a Utah corporation and subsidiary of Transtel,
Extelcom, Inc., a Utah corporation and subsidiary of Transtel,
Communication Recovery Services, Inc., a Utah corporation and subsidiary of Transtel, and
National Network Corporation, a Colorado corporation and subsidiary of Transtel.

Under the Asset Purchase Agreement UCN agreed to purchase all of the operating assets and accounts receivable of Transtel and its subsidiaries. Completion of the acquisition was subject to obtaining certain regulatory approvals from the Federal Communications Commission and state public utility commissions for transfer of the long distance customer base of Transtel and its subsidiaries to UCN.

On June 30, 2005 all regulatory approvals for transfer of the customer base were obtained. In consideration for the assets acquired, UCN assumed liabilities of Transtel and its subsidiaries totaling approximately $2.26 million at April 30, 2005, and issued to Transtel and it subsidiaries a promissory note in the principal amount of $2.15 million dollars that accrues interest at the rate of eight percent per annum from June 30, 2005, and is payable in 36 equal installments of principal plus accrued interest beginning July 31, 2005. The note is secured by certain of the assets acquired.

UCN acquired the regional telecommunications carrier business conducted by Transtel through its subsidiaries under the names TelAmerica in Utah and Colorado and as ExpressTel in Arizona, California and Nevada.

Item 5.02	5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 30, 2005, UCN announced the appointment of Reed E. Pew, age 52, as Chief Financial Officer. It is expected that Mr. Pew will begin working on a part-time basis in July as he makes the transition into UCN, and that he will be full-time by the beginning of August 2005.

Prior to July 2005, Mr. Pew has been self-employed as a business consultant since June 2004. From March 2004 through the first part of June 2004, Mr. Pew served as the Chief Financial Office of Speaking Roses International, Inc., a Utah corporation engaged in the production of floral products. He was self-employed as a business consultant from 2003 through February 2004. From November 2002 to June 2003, Mr. Pew was a Strategic Business Unit Manager with ACS of Salt Lake City, Utah, a provider of outsourced bookkeeping and accounting functions to other businesses, where he was responsible for managing and supervising service delivery teams. For eight years prior to November 2002, he served as the CEO and President of MindShare Associates of Salt Lake City, Utah, a company he founded that provided of outsourced sales teams to high technology companies. Mr. Pew is a Certified Public Accountant, and earned his M.B.A. from the University of Utah in 1976. He graduated from Brigham Young University in 1974 with a B.S. degree in Business Management and Finance.

Under the terms of his employment, Mr. Pew will receive a base salary of $140,000 per year. In consideration of his acceptance of the engagement, UCN intends to issue to him options to purchase 150,000 shares of common stock at an exercise price equal to the greater of $2.00 per share or the fair value of our common stock.

Item 9.01       Financial Statements and Exhibits.

Financial Statements.

The financial statements of the business acquired by UCN from Transtel and its subsidiaries required under Item 9.01(a) and pro form financial information required under Item 9.01(b) will be filed with the Securities and Exchange Commission by amendment to this report no later than 71 days after the date that this initial report must be filed.

Exhibits:   Copies of the following documents are included as exhibits to this Form 8-K pursuant to Item 601 of Regulation S-K.

Exhibit No.	Title of Document
10.1	Asset Purchase Agreement, May 1, 2005, between UCN, Inc. and
Telephone Electronics Corporation, a Mississippi corporation
Transtel Communications, Inc., a Delaware corporation,

Tel-America of Salt Lake City, Inc., a Utah corporation,
Extelcom, Inc., a Utah corporation,
Communication Recovery Services, Inc., a Utah corporation, and
National Network Corporation, a Colorado corporation.
Excluding:
Sellers' Schedules
Exhibit A — Term Note
Exhibit B — Security Agreement
Exhibit C — General Assignment and Bill of Sale
Exhibit D — Assumption of Liabilities
Exhibit E — Management Agreement
Annex I— Allocation of Purchase Price

10.2	Term Note for $2,150,000 dated May 1, 2005

10.3	Security Agreement dated May 1, 2005

10.4	General Assignment and Bill of Sale dated May 1, 2005 Excluding the Schedules thereto

10.5	Assumption of Liabilities dated May 1, 2005 Excluding the Schedules thereto

10.6	Management Agreement dated May 1, 2005

99.1	Press Release dated July 5, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UCN, INC.

Date: July 6, 2005	By:	/s/ Paul Jarman
Paul Jarman, President